Exhibit 99.1

Vigil Neuroscience Expands Leadership Team and Board of Directors

- Christopher Verni appointed as General Counsel and Mary Thistle appointed to its Board of Directors -

Cambridge, Mass. – April 20, 2022 - Vigil Neuroscience, Inc. (Nasdaq: VIGL), a clinical-stage biotechnology company committed to harnessing the power of microglia for the treatment of neurodegenerative diseases, today announced the appointments of Christopher Verni as General Counsel and Mary Thistle to its Board of Directors.

“We are thrilled to welcome Chris and Mary to the Vigil team during this pivotal time of growth,” said Ivana Magovčević-Liebisch Ph.D., J.D., President and Chief Executive Officer of Vigil. “Chris’ extensive experience in legal operations, intellectual property and business transactions will be instrumental to Vigil’s pipeline growth and an important addition to our leadership team. We also look forward to Mary’s insights as she brings deep expertise in business development, finance, and program strategy across various therapeutic indications, including rare diseases. Their contributions will be invaluable as we progress multiple novel pipeline candidates through clinical development.”

“I am delighted to join the Vigil team as the company continues to develop a pipeline of innovative therapeutics for neurodegenerative indications with high unmet medical needs,” said Mr. Verni. “I look forward to working with the team to advance Vigil’s lead program and bring novel assets to the pipeline with the goal of improving treatment options for patients.”

Mr. Verni brings over 20 years of broad legal experience in the biotech and pharma industries. He was most recently Senior Vice President, Deputy General Counsel and Chief Intellectual Property Officer at Sarepta Therapeutics. There he provided legal counsel and contributed to legal risk management during a period of high growth with the commercial launch of three rare disease therapies. He also played a central role in the negotiation and acquisition of pipeline programs through M&A, licensing and strategic partnerships. Prior to Sarepta, he served as Senior Patent Counsel at ARIAD Pharmaceuticals, where he executed a global exclusivity strategy and supported the launch of the company’s first FDA approved therapy. Previously, Mr. Verni served as Senior Patent Counsel at Genzyme and Corporate Counsel – Intellectual Property at Pfizer. He holds a J.D., with a concentration in intellectual property, from Franklin Pierce Law Center and a B.S. in chemistry from the University of Rochester.

“I am compelled by Vigil’s innovative and patient-driven approach to developing precision medicines,” said Ms. Thistle. “Restoring microglial function is a unique therapeutic approach with the potential to treat a broad range of neurodegenerative diseases, including rare diseases and diseases that affect larger patient communities. I am excited to work with this talented team and contribute to Vigil’s mission.”

Ms. Thistle has more than 25 years of experience leading biopharmaceutical companies’ strategy, business development and finance and has deep expertise in an array of therapeutic areas. She currently serves as Special Advisor at the Bill & Melinda Gates Research Institute. Previously, she was the Chief Operating Officer at Dimension Therapeutics where she led the Series B financing and initial public offering, expanded the pipeline from two products to seven through business development transactions and ultimately oversaw the company sale to Ultragenyx. Before that, she held several executive level roles at Cubist Pharmaceuticals, PerkinElmer, and ViaCell across business development, strategy, operations, and finance. Ms. Thistle currently serves on the Board of Directors of Alaunos Therapeutics, Homology Medicines, Entrada Therapeutics, Enterome, SA and Cocoon Bio. She holds a B.S. in business and accounting from the University of Massachusetts.

About Vigil Neuroscience

Vigil Neuroscience is a microglia-focused therapeutics company focused on developing treatments for both rare and common neurodegenerative diseases by restoring the vigilance of microglia, the sentinel immune cells of the brain. We are utilizing the tools of modern neuroscience drug development across multiple therapeutic modalities in our efforts to develop precision-based therapies to improve the lives of patients and their families.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” that are made pursuant to the safe harbor provisions of the federal securities laws, including, without limitation, the expected contributions of Ms. Thistle, Mr. Verni and statements regarding Vigil’s strategy, business plans and focus and the progress and timing of the preclinical and clinical development of Vigil’s programs and other pipeline candidates. Forward-looking statements are based on Vigil’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical trials; uncertainties as to the availability and timing of results from preclinical studies; the timing of Vigil’s ability to submit and obtain regulatory clearance for investigational new drug applications and initiate clinical trials; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; whether Vigil’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; uncertainties associated with the impact of the COVID-19 pandemic on its business and operations; as well as the risks and uncertainties identified in Vigil’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2021. Forward-looking statements contained in this announcement are made as of this date, and Vigil undertakes no duty to update such information except as required under applicable law. Readers should not rely upon the information on this page as current or accurate after its publication date.

Investor Contact

Sarah Carmody

scarmody@vigilneuro.com

Media Contact

Megan McGrath

MacDougall Advisors

mmcgrath@macdougall.bio